Exhibit 99
Wireless Ronin Announces Workforce Reduction
MINNEAPOLIS — November 3, 2008 —Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a digital signage solutions provider, today announced it has reduced its workforce by 35 people, including both employees and contractors, or approximately 22 percent. The reduction is intended to align the company’s expense base with the current level of sales and projects and improve the overall efficiency of the organization. The workforce reduction was implemented across all areas of the organization, including sales and marketing, product development, project management and administrative functions. After the workforce reduction, the employee and contractor base now totals 125.
Steve Birke, interim president and chief executive officer for Wireless Ronin, said, “As a result of the continuation of a sluggish economy, Wireless Ronin has re-evaluated its business infrastructure. The workforce reduction reflects Wireless Ronin’s efforts to match its cost structure and internal resources with its sales levels and project commitments.”
Birke added, “This was a difficult decision, but one that we made to remain operationally strong. We believe that these reductions will not adversely affect our current client relationships, operations, the project implementations that we have in the pipeline, nor our new sales efforts. We also remain optimistic and enthusiastic about the RoninCast® software solution, which is the only complete, front- to back-end solution in the digital signage marketplace.”
The reduction is expected to result in a pretax severance charge in the fourth quarter of 2008 of approximately $100,000, or $0.01 per basic and diluted share. As a result of the workforce reduction and lower non-employee operating costs, the company anticipates that ongoing quarterly expenses will be reduced by $1.0 million, or $0.07 per basic and diluted share, on an annualized basis, commencing in 2009.
The company will provide additional comments on the workforce reduction during its scheduled call to review third-quarter financial results, which will take place on Thursday, Nov. 6, at 3:30 p.m. (CST). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 69318923. The conference call archive will be available through December 6, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location and is the only complete, turnkey solution in the digital signage marketplace. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.
Contact:
Brian Anderson , Vice President, Controller and Interim-CFO
banderson@wirelessronin.com
(952) 564 — 3520
Al Galgano — Investor Relations
agalgano@psbpr.com
(612) 455 — 1720